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               STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
            COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                               (UNAUDITED)
              (Amounts in thousands, except per share data)



                                           Three Months Ended Six Months Ended
                                               June 30,        June 30,
                                              1999     1998   1999    1998
                                              -----   ------  -----  ------
  Basic and diluted:
  Weighted average shares outstanding-basic   9,492    9,488  9,492   9,488
  Assumed exercise of Series A and B
   stock options (Treasury stock method)         --      185     --     185
  Assumed exercise of warrants                   --      517     --     517
                                              -----   ------  -----  ------
  Total common share equivalents-diluted      9,492   10,190  9,492  10,190
                                              =====   ======  =====  ======

  Income (loss) before extraordinary item $ 5 $ 335 $ 48 $ (81) Extraordinary item (Note 8):
   Gain on early extinguishment of
    debt,  net of tax effect                     --   11,221     --  11,221
                                              -----   ------  -----  ------
    Net income (loss)                        $    5  $11,556 $   48 $11,140
                                              =====   ======  =====  ======

  Earnings (loss) per share-basic (Note 9)
   Income (loss) before extraordinary item   $ 0.00    $0.04  $0.01  $(0.01)
   Gain on early extinguishment of debt          --     1.18     --    1.18
                                              -----   ------  -----  ------
   Net income (loss)-basic                   $ 0.00   $ 1.22  $0.01   $1.17
                                              =====   ======  =====  ======

  Earnings (loss) per share-diluted (Note 9)
   Income (loss) before extraordinary item    $0.00   $(0.03) $0.01  $(0.01)
   Gain on early extinguishment of debt          --     1.10     --    1.10
                                              -----   ------  -----  ------
   Net income (loss) - diluted                $0.00   $ 1.13  $0.01   $1.09
                                              =====   ======  =====  ======

      See notes to consolidated condensed financial statements.

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